Exhibit 10.1

B&B Air Management Agreement

Babcock & Brown Air Limited

and

Babcock & Brown Air Management Co. Limited

9	Warranties, limitation of liability and indemnity		55
	9.1	Mutual warranties	55
	9.2	Warranties of Manager	55
	9.3	Inaccurate warranties	56
	9.4	Exclusion of warranties	56
	9.5	Manager may rely	57
	9.6	Acknowledgement	58
	9.7	Indemnity and limitation of liability	58
10	Term and termination		63
	10.1	Term	63
	10.2	Termination	63
	10.3	Effect of termination	69
11	Confidentiality		71
	11.1	Confidential Information	71
	11.2	Permitted disclosures	72
12	Notices		73
	12.1	Requirements	73
	12.2	Receipt	75
13	Independent contractor, conflicts of interest and restriction		76
	13.1	Independent contractor	76
	13.2	Conflicts of interest	76
	13.3	Acting in interess of shareholders	77
	13.4	Manager not accountable	77
	13.5	Contracts valid	78
14	Independent advice		78
15	Legal actions		79
	15.1	Third-party claims	79
	15.2	Litigation	79
16	General provisions		80
	16.1	Entire agreement	80
	16.2	Assignment	80
	16.3	Indemnities	80
	16.4	Invalid or unenforceable provisions	81
	16.5	Waiver and exercise of rights	81
	16.6	Amendment	82
	16.7	Counterparts	82
	16.8	Rights cumulative	82
	16.9	Successors and assigns	82
	16.10	Governing law	82
	16.11	Jurisdiction	82

Schedule 1	–	Expenses	84
Schedule 2	–	Illustration of Notional Amount Allocation	88

This Management Agreement

is made on ______ 2007 between the following parties:

1	Babcock & Brown Air Limited, a Bermuda limited liability company, with its principal executive offices at West Pier, Dun Laoghaire, County Dublin, Ireland (Company)
2	Babcock & Brown Air Management Co. Limited, a Bermuda limited liability company, with its principal executive offices at West Pier Dun Laoghaire, County Dublin, Ireland (Manager)

Recitals

A.	The Company carries on a business of acquiring, owning and leasing commercial jet aircraft and other aviation assets.
B.	The Company wishes to appoint the Manager to manage the Company’s portfolio of aircraft and other aviation assets and to provide the other services described herein.

This Agreement witnesses

that in consideration of, among other things, the mutual promises contained in this Agreement, the parties agree:

1          Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context requires another meaning:

$ means the lawful currency of the United States of America;

Administrative Agency Agreement means any administrative agency agreement entered into on or after the date hereof between any B&B Affiliate, on the one part, and the Company or any of its Subsidiaries, on the other part;

Administrative Agency Fee means the fee payable under clause 5.1(e);

ADSs means the American Depositary Shares representing the Shares;

ADS Registration Statement means the registration statement on Form F-6 filed under the Securities Act (No. 333-______) pursuant to which the offer and sale of ADSs has been registered.

Affiliate means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, including a trust of which the Person specified or any of its Affiliates is a beneficiary, except that for purposes of this Agreement the Company and its Subsidiaries, on the one part, and Babcock & Brown and B&B Affiliates (other than the Company and its Subsidiaries), on the other part, shall not be considered to be Affiliates of each other.

Agreement means this management agreement;

Ancillary Management and Administrative Services means the services to be procured or provided by the Manager under clause 3.3;

Available Liquidity means the sum of (i) cash available to be used by the Company on an unrestricted basis plus (ii) the Company’s and its Subsidiaries’ debt capacity under committed debt facilities available for aviation asset investment transactions.

B&B Affiliate means any Affiliate of Babcock & Brown and any entity in respect of which Babcock & Brown or an Affiliate of Babcock & Brown has been appointed a responsible entity or with whom Babcock & Brown or an Affiliate of Babcock & Brown has entered into a management, trustee or similar agreement;

Babcock & Brown means Babcock & Brown Limited ABN 53 108 614 955, an Australian company;

Base Value means the value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and with full consideration of the aircraft’s “highest and best use”, presuming an arm’s-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing, adjusted to account for the maintenance status of such aircraft (with such assumptions as to use since the last reported status as may be reasonably stated in the appraisal setting forth such Base Value);

B&B Air Acquisition means Babcock & Brown Air Acquisition I Limited, a Bermuda limited liability company;

B&B Air Funding means Babcock & Brown Air Funding I Limited, a Bermuda limited liability company;

Base Fee means the monthly fee payable under clause 5.1(a)(1)(A);

BBAM means Babcock & Brown Aircraft Management LLC, a Delaware limited liability company, and Babcock & Brown Aircraft Management (Europe) Limited, an Irish corporation, individually or collectively;

Board means the board of directors of the Company as constituted from time to time;

Business Day means a day on which banks are open for business in New York, New York;

Calculation Date means the sixth Business Day immediately preceding each Payment Date;

Change of Control Fee means the fee calculated in accordance with clause 5.1(c)(2);

Competitor means any of the following Persons:

(a)	any of the following Persons (or any of their respective Affiliates) and their respective successors and assigns:
(1)	GE Commercial Aviation Services Limited;

(2)	International Lease Finance Corporation;
(3)	AerCap B.V.;
(4)	Aircastle Advisor LLC;
(5)	Allco Finance Group;
(6)	Aviation Capital Group;
(7)	AWAS;
(8)	BCI Aircraft Leasing, Inc.;
(9)	Boeing Capital Corporation;
(10)	CIT Group Inc.;
(11)	GATX Air;
(12)	Macquarie Bank Limited;
(13)	ORIX Aviation Systems Limited;
(14)	Pegasus Aviation;
(15)	Pembroke Group Ltd.;
(16)	RBS Aviation Capital;
(17)	Singapore Aircraft Leasing Enterprise;
(18)	Sumisho Aircraft Asset Management B.V.;
(19)	Genesis Lease Limited; and
(20)	Tombo Aviation.
(b)

any other Person (or any Affiliate thereof) (other than Babcock & Brown or any B&B Affiliate) that, together with its Affiliates, has consolidated aircraft leasing-related revenues or aircraft- or engine manufacturing-related revenues of more than $200 million for its most recently completed fiscal year; or

(c)	any other Person which beneficially owns 15% or more of the voting securities of any Person identified in the foregoing clauses (a) or (b) (other than Babcock & Brown or any B&B Affiliate);

Confidential Information means all books, records, documents and information of or relating to the affairs of a party;

Core Management Team means the management team referred to in clause 7.1(a);

CPI means the headline consumer price index number as published on a monthly basis by the United States Department of Labor, or any substitute accepted by the Government of the United States from time to time provided that:

(a)	if the CPI base adopted for CPI is at any time updated, the CPI is to be appropriately adjusted from time to time;

(b)

if at any time the CPI is discontinued, there is to be substituted the alternative method of computing changes in the cost of living which is mutually agreed between the parties during the period of 20 Business Days after written notice given by either party to the other; and

(c)	if any alternative index is determined in accordance with paragraph (b) and that index is at any time thereafter discontinued, the procedure in paragraph (b) is repeated to determine the new CPI;

Directors means the directors comprising the Board from time to time;

Exchange Act means the United States Securities Exchange Act of 1934, as amended;

Ex-Dividend Date means, with respect to any declared dividend, the first date on and after which which purchasers of ADSs will not be entitled to receive payment of the dividend;

Fee Period has the meaning given to that term in clause 5.1(a)(1)(B);

Government Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;
(b)	a department, office, branch or minister of a government acting in that capacity; or
(c)	a commission, delegate, instrumentality, agency, board, court, or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not;

Gross Acquisition Cost shall be an amount equal to the gross consideration (including the fair market value of any non-cash consideration) paid by the Company or any of its Subsidiaries in respect of the applicable acquisition;

Gross Proceeds shall be an amount equal to the gross proceeds (including the fair market value of any non-cash consideration, but excluding any cash added to the purchase price of the applicable aircraft or other aviation asset in respect of any utilization rent or deposit) received by the Company or any of its Subsidiaries in respect of any disposition of an aircraft or other aviation asset;

Gross Consideration shall be an amount equal to the gross consideration (including the fair market value of any non-cash consideration) received by the Company and its Subsidiaries or the holders of ADSs in respect of the applicable change of control transaction;

Incentive Fee means the fee calculated in accordance with clause 5.1(b);

Initial Portfolio means the initial portfolio of 47 aircraft acquired by B&B Air Funding acquired on and after the date of consummation of the Company’s initial public offering of its ADSs;

IPO Registration Statement means the registration statement on Form F-1 filed under the Securities Act (No. 333-______) pursuant to which the offer and sale of the Shares has been registered.

Management and Administrative Services means the services to be procured or provided by the Manager under clause 3.1;

Management Expense Amount means the amount calculated in accordance with clause 6.3;

Management Expenses means those expenses which are agreed by the Company and the Manager from time to time to be included in the Management Expense Amount as detailed in Part 1 of Schedule 1;

Manager Shares means the manager shares, par value $0.001 per share, of the Company;

NYSE means the New York Stock Exchange;

NYSE Rules means the rules of the NYSE applicable to companies listed thereon;

Origination and Disposition Fees means the fees calculated in accordance with clause 5.1(c)(1);

Origination and Disposition Services means the services to be procured or provided by the Manager under clause 3.2;

Payment Date means the 19th day of each month, commencing on [            ] [     ], 2007; provided that, if any Payment Date would otherwise fall on a day that is not a Business Day, the relevant Payment Date shall be the first following day which is a Business Day;

Person means any individual, firm, corporation, limited liability company, partnership, trust, body of persons, joint venture, Government Agency or other entity, and shall include any successor (by merger or otherwise) of such entity;

Prospectus means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus;

Quarter means a period of 3 consecutive months ending on 31 March, 30 June, 30 September or 31 December or, in the case of the period from the Trading Date to [     ] 2007, that period;

Registration Statements means the IPO Registration Statement and the ADS Registration Statement, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in any such Registration Statement and Prospectus.

Rent Fee means the fee payable under clause 5.1(a)(2);

The Rent Collected Fee in respect of any Fee Period shall equal 1.00% of the aggregate amount of the Rents actually paid by each lessee and, if any lessee fails to pay any Rents when due, amounts applied towards such payment during such Fee Period or portion of such Fee Period in which the relevant aircraft is held by B&B Air Funding or any of its Subsidiaries; provided that if any collateral security, including any security deposit, is applied to the payment of Rents, then, for purposes of calculating the Rent Collected Fee, the amounts so applied shall not be included as Rents at the time of such application but shall be so included at such time as any B&B Air Funding or any of its Subsidiaries shall receive substitute collateral security or a payment (whether in the form of Rents or otherwise) which restores, in whole or in part, such collateral security;

The Rent Payable Fee in respect of any Fee Period shall equal 1.00% of the aggregate amount of the Rents due from each lessee attributable to such Fee Period, or portion of such Fee Period in which the relevant aircraft is held by B&B Air Funding or any of its Subsidiaries; provided that, in the event of an early termination of a lease for any reason (other than by reason of the occurrence of an event of loss or exercise of a purchase option), the Rents which would have been payable pursuant to such lease but for such early termination will be included in this calculation of the Rent Payable Fee until the earlier of (a) the date on which Rents shall become payable in respect of such aircraft pursuant to another lease (the Rents of which shall be included in this calculation of the Rent Payable Fee) and (b) the day that numerically corresponds to the first date by which such aircraft and related aircraft documents shall have been physically repossessed by BBAM following such early termination in (or, if no such day exists, the last day of) the calendar month that is the third month after the month in which such date occurs;

Rents means the basic rent payable pursuant to a lease, and in the event that the agreement or arrangement pursuant to which possession of any aircraft asset is given is other than as a lease, amounts equivalent to any basic rent, and, in the event that there is a negotiated or non-consensual termination of a lease prior to the scheduled expiry date of the term thereof or the exercise of a termination right by the lessee under a lease, all amounts payable by the lessee in connection therewith other than amounts that the Manager allocates in good faith to damages for the applicable aircraft’s failure to comply with the return conditions specified in the lease for such aircraft (as compared with damages for failure to pay overdue or future rent);

SEC means the United States Securities and Exchange Commission;

Securities Act means the United States Securities Act of 1933, as amended;

Services means the Management and Administrative Services, the Origination and Disposition Services and the Ancillary Management and Administrative Services;

Servicing Agreement means any servicing agreement entered into on or after the date hereof between BBAM or any of its Affiliates, on the one part, and the Company or any of its Subsidiaries, on the other part;

Shares means the common shares, par value $0.001 per share, of the Company;

Similarly Constituted Entity has the meaning given to that term in clause 10.2(a)(5);

Standard of Care has the meaning given to that term in clause 3.5(a)(1);

Subsidiary of any Person means a corporation, company, common law or statutory trust or other entity

(a)	more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, or
(b)

which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company, common law or statutory trust or other entity shall be deemed to be a Subsidiary of such Person only so long as such ownership or control exists; provided that any corporation, company, common law or statutory trust or other entity established by the Company (or any Subsidiary of the Company) for the purpose of entering into a securitization or warehouse credit facility financing shall be deemed for the purposes of this Agreement to be a Subsidiary of the Company (and such Subsidiary, as the case may be) if the Company or such Subsidiary has the right to appoint at least one director or trustee of such entity and/or has the right to receive the cash flows from, and residual value of, the assets held by such entity after the obligations owing to third-party investors with respect to the financing have been satisfied;

Tax means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty) at any time imposed or levied by any government agency or required to be remitted to, or collected, withheld or assessed by, any government agency, and any related interest, expense, fine, penalty or other charge on those amounts;

Term means the term of this Agreement under clause 10.1;

Trading Date is the first day of trading in ADSs on the NYSE;

Trading Day means a day that is a trading day on the primary U.S. national or regional securities exchange on which the ADS is listed or admitted to trading.

1.2       Interpretation

In this Agreement:

(a)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(b)	headings are for convenience only and do not affect the interpretation of this Agreement;
(c)	where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day;
(d)	if a period starts from, after or before a day or the day of an act or event, it excludes that day,

and, unless the context otherwise requires:

(e)	words importing the singular include the plural and vice versa;
(f)	words importing a gender include all genders; and
(g)	a reference to:
(1)	any document (including this Agreement) is a reference to that document as amended, consolidated, supplemented, novated or replaced;
(2)	an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;
(3)	a clause or annexure is a reference to a clause of or annexure to this Agreement and a reference to this Agreement includes any annexure;
(4)	a person includes any individual, body corporate, association, partnership, joint venture, trust and Government Agency;
(5)

a law includes any legislation, judgment, rule of common law or equity or rule of any applicable stock exchange, and is a reference to that law as amended, consolidated, supplemented or replaced, and includes a reference to any regulation, by-law or other subordinate legislation;

(6)	the word “including” or “includes” means “including but not limited to” or “including without limitation”
(7)	the Company taking any action includes a reference to the Company taking any action through any of its Subsidiaries; and
(8)	time is a reference to time in Dublin, Ireland.

2          Appointment

(a)	The Company appoints the Manager for the Term as an independent contractor of the Company to perform the Services on the terms of this Agreement and the Manager accepts the appointment.
(b)	The appointment of the Manager under clause 2(a) is exclusive and:
(1)	the Company may not appoint any other manager to provide any services similar to the Services; and
(2)	the Company may not employ or otherwise engage any Person to provide any services similar to the Services,

during the Term.

(c)	The Manager may perform any services similar to the Services for any other Person during the Term.
(d)	The performance by the Manager of the Services pursuant to this Agreement is subject to the overall supervision of the Board. The

Company may only provide directions to the Manager in accordance with this Agreement.

3          Obligations of the Manager

3.1        Management and Administrative Services

(a)	The Manager shall, and is hereby authorized, subject to clauses 3.4 and 3.5, by the Company to:
(1)	manage the Company’s portfolio of aircraft and other aviation assets and the administration of the Company’s cash balances;
(2)

if requested by the Board, make available a member of the Core Management Team as the Company’s nominee on the board of directors or similar governing body of any of the Company’s Subsidiaries (provided that each such member must be agreed between the Company and the Manager);

(3)	assist with the implementation of the Board’s decisions;
(4)

provide the Company suitably qualified and experienced persons to perform the Management and Administrative Services for the Company and its Subsidiaries, including persons to be appointed by the Board to serve as the Company’s dedicated chief executive and chief financial officers (who shall remain employees of, and be remunerated by, the Manager or an Affiliate of the Manager while serving in such capacities);

(5)

perform or procure the performance of all reasonable accounting, tax, corporate secretarial, information technology, reporting and compliance services for the Company and its Subsidiaries, including the preparation and maintenance of the Company’s accounts and such financial statements and other reports and filings as the Company is required to make with any Government Agency (including the SEC) or stock exchange;

(6)	supervise financial audits of the Company by an external auditor as required; and
(7)	manage the Company’s relations with its investors and the public, including
(A)	preparing the Company’s annual reports and any notices of meeting, papers, reports and agendas relating to meetings of the Company’s shareholders; and
(B)

assisting in the resolution of any complaints by or disputes with the Company’s investors and any litigation involving the Company (other than litigation in which the Company’s interests are adverse to those of the Manager or Babcock & Brown).

(b)	The Manager may delegate the provision of all or any part of the Management and Administrative Services to any B&B Affiliate.
(c)	The Manager shall, in performing the Services under this Agreement, avoid taking any action that would reasonably be expected to directly result in the Company violating any material applicable laws.

3.2        Origination and Disposition Services

(a)	The Manager shall, and is hereby authorized, subject to clauses 3.4 and 3.5, by the Company to:
(1)

source opportunities for the Company relating to aircraft and other aviation assets, including using the Manager’s commercially reasonable efforts to notify the Company of potential aviation asset investment opportunities that come to the attention of the Manager and which the Manager acting reasonably believes may be of interest to the Company as investments;

(2)

in relation to identified potential opportunities to purchase or sell aircraft or other aviation assets, investigate, research, evaluate, advise and make recommendations on or facilitating such opportunities;

(3)	with respect to prospective purchases and sales of aircraft and other aviation assets, conduct negotiations with sellers and purchasers and their agents, representatives and financial advisors; and
(4)

otherwise provide advice and assistance to the Company in relation to the evaluation or pursuit of aviation asset investment or disposition opportunities as the Company may reasonably request from time to time.

(b)

The Manager acknowledges and agrees that it will facilitate the Company’s non-exclusive access to the worldwide resources and knowledge base of Babcock & Brown in relation to the Origination and Disposition Services.

(c)	The Company and the Manager acknowledge and agree that:
(1)	the Company will be under no obligation to invest in or to otherwise pursue any investment or disposal opportunities notified to it by the Manager pursuant to clause 3.2(a); and
(2)

neither Babcock & Brown nor any B&B Affiliate will be restricted from pursuing, or offering to a third-party, including a party managed by, or otherwise associated with, a B&B Affiliate, or will be required to establish any investment allocation protocol in relation to prioritization of, any investment or disposal opportunities identified to the Company by the Manager pursuant to clause 3.2(a).

(d)	The Manager may delegate the provision of all or any part of the Origination and Disposition Services to any B&B Affiliate.
(e)

The Company may elect to have all or any part of the Origination and Disposition Services provided to one or more of its Subsidiaries. In any case where Origination and Disposition Services are being provided by the Manager (or any B&B Affiliate) to the Company (or any one of its Subsidiaries), the Manager or the Company may require that a mandate letter be prepared which sets out the specific Origination and Disposition Services which are being provided and the fees payable for such Origination and Services (as determined in accordance with clause 5.1(c)).

3.3      Ancillary Management and Administrative Services

The Manager shall, and is hereby authorized, subject to clauses 3.4 and 3.5, by the Company to provide the Company with services that are ancillary to the Management and Administrative Services upon such terms as may be agreed from time to time between the Company and the Manager, which may include, among other things, if requested by the Board and agreed by the Manager:

(a)

the expansion of the Core Management Team with additional personnel as may be required by developments or changes in the commercial aircraft leasing industry (whether regulatory, economic or otherwise) or the compliance or reporting environment for publicly listed companies in the United States (whether as a result of changes to securities laws or regulations, listing requirements or accounting principles or otherwise); and

(b)	making available individuals (other than members of the Core Management Team) as the Company’s nominees on the boards of directors or similar governing bodies of any of the Company’s Subsidiaries.

3.4      Compliance with Company’s strategy, policy and directions

(a)

In performing the Services, the Manager shall, subject to clauses 3.4(b) and 3.4(c), comply with the written policy and written directions of the Company provided to the Manager from time to time by the Board unless doing so would contravene any law or the express terms of this Agreement.

(b)	The Company may not make any decision, take any action or omit to take any action in relation to the acquisition, disposition or management of any aircraft or other aviation asset, unless:
(1)	that matter has been the subject of a recommendation by the Manager; or
(2)	the failure to make that decision, take that action or omit to take that action would breach the fiduciary duties of the members of the Board or any law.
(c)	The Company may not direct the Manager (unless the direction is otherwise permitted under this Agreement) to make any decision, take any action or omit to take any action in relation to the acquisition, disposition or management of any aircraft or other aviation asset, and the Manager is not obliged to comply with any such direction if given by the Company, unless:

(1)	that matter has been the subject of a recommendation by the Manager; or
(2)	the failure to make that decision, take that action or omit to take that action would breach the fiduciary duties of the members of the Board or any law.
(d)

The Company may direct the Manager to review a proposed decision, action or omission to take an action in relation to the acquisition, disposition or management of any aircraft or other aviation asset and require that within a reasonable period of time the Manager either make or decline to make a recommendation with respect thereto.

(e)	If, in the Manager’s opinion, any written direction of the Company is ambiguous or unclear in any respect, the Manager must promptly clarify the direction with the Company.

3.5       Restrictions and duties

(a)	At all times in the performance of the Services the Manager shall:
(1)	use reasonable care and diligence and act honestly and in good faith (Standard of Care);
(2)

comply with all applicable laws, provided the Company acknowledges that the Manager may act on the written directions of the Company provided to the Manager from time to time without investigating whether the act will comply with all applicable laws, but must not comply with any direction which it is aware will contravene any law;

(3)	promptly notify the Company of any directions provided to it by the Company which have not been complied with and the reason for the non-compliance; and
(4)

comply with any reasonable requests from the Company’s auditor for information or assistance in relation to the Company’s business, assets, internal controls over financial reporting or financial statements.

(b)	Without limiting clauses 3.2(b) or 3.5(a), the Manager may not, without the Board’s prior consent:
(1)

carry out any transaction with an Affiliate of the Manager on the Company’s behalf, it being understood that B&B Affiliates have been appointed as the exclusive servicer for the Company’s portfolio of aircraft, and that the Manager may delegate the provision of all or any part of the Services to any B&B Affiliate;

(2)	carry out any aviation asset investment or disposition transaction, or sequence of related aviation asset investment or disposition transactions with the same Person or group of Persons under common control, for the Company if the aggregate purchase price to be paid, or the Gross Proceeds to be received, by the Company and its Subsidiaries in connection therewith would exceed $200 million;

(3)

carry out any aviation asset investment or disposition transaction if the sum of all the purchase prices to be paid, or of all the Gross Proceeds to be received, by the Company and its Subsidiaries in connection with all such transactions during any Quarter would exceed $500 million;

(4)	appoint or retain any third-party service provider to assist the Manager in providing Management and Administrative Services if:
(A)

the amount to be paid by the Manager and reimbursed by the Company or paid by the Company to the third-party with respect to any particular matter, or series of related matters, is reasonably likely to exceed $1 million; or

(B)

as a result of the appointment or retention, the amount to be paid by the Manager and reimbursed by the Company or paid by the Company to all such third-party service providers appointed or retained in any rolling 12-month period is reasonably likely to exceed $5 million;

(5)	appoint or retain any third-party service provider to assist the Manager in providing Ancillary Management and Administrative or Origination and Disposition Services if:
(A)

the amount to be paid by the Manager and reimbursed by the Company or paid by the Company to the third-party with respect to any particular matter, or series of related matters, is reasonably likely to exceed $1 million; or

(B)

as a result of the appointment or retention, the amount to be paid by the Manager and reimbursed by the Company or paid by the Company to all such third-party service providers appointed or retained in any rolling 12-month period is reasonably likely to exceed $7.5 million; or

(6)

hold any cash or other assets of the Company, provided that the Manager may cause the Company’s cash and other assets to be held in the Company’s name or any custodian for the Company nominated or approved by the Company.

Acquisitions of series of aircraft from Persons who are not Affiliates of each other shall be deemed not to be related matters for purposes of this clause 3.5(b). Amounts relating to transactions and third-party service providers entered into, appointed or retained by B&B Affiliates on the Company’s behalf pursuant to any Servicing Agreement or Administrative Agency Agreement will not be included in determining whether the thresholds set forth in this clause 3.5(b) have been met or exceeded. Amounts relating to any transactions or sequence of related transactions specifically consented to by the Board will not be included in determining whether the thresholds set forth in this clause 3.5(b) have been met or exceeded.

(c)

In the performance of the Services, the Manager shall not commit the Company to carry out any aviation asset investment transaction, or sequence of related aviation asset investment transactions, if under or in connection with the transaction or sequence of related transactions the Company would be required to fund payments in excess of reasonably anticipated Available Liquidity at the time funding would be required.

3.6      Amounts to be reviewed

The thresholds set forth in clauses 3.5(b)(4) and 3.5(b)(5) shall be reviewed regularly and at least annually by the parties and may be increased by the Board (but shall not be decreased) having regard to changes in the value of money from the date of this Agreement, changes in the market capitalization of the Company and any other principles agreed between the Company and the Manager. The thresholds set forth in clauses 3.5(b)(2) and 3.5(b)(3) may be increased or decreased by the Board in its sole discretion at any time by notice to the Manager.

3.7      Assistance in providing Services

Subject to clauses 3.5(b) and 6.1(a)(3)(B):

(a)

the Manager shall obtain assistance in providing the Services from professional advisors, attorneys, appraisers, specialist consultants and other experts, as requested by the Company from time to time; and

(b)

the Manager may obtain assistance from time to time from professional advisors, attorneys, appraisers, tax advisors, specialist consultants and other experts, as the Manager considers reasonably necessary in providing the Services and discharging its duties and other functions under this Agreement.

The Manager shall be entitled to rely on the assistance and advice of any professional advisor, attorney, appraiser, tax advisor, specialist consultant or other expert engaged to provide assistance in the discharge of its duties and other functions under this Agreement. The Manager shall have fully discharged its obligations under this Agreement with respect to any matter if it has acted consistently with any such assistance or advice in respect of such matter.

For the avoidance of doubt, the fees and expenses charged by the parties engaged by the Manager to provide the assistance described in clauses 3.7(a) and (b) shall be paid for by the Company or reimbursed by the Company to the Manager and are not included in the Management Expense Amount.

3.8      Delegation

The Manager may not delegate the provision of all or any of the Services or any of its other powers or functions under this Agreement to any Person (other than a B&B Affiliate) without the Company’s prior written consent (which may be provided subject to conditions).

3.9      Reports and information

(a)	The Manager shall use commercially reasonable efforts to cause the Company to comply with its reporting obligations under the Exchange Act and under the NYSE Rules.
(b)

The Manager shall provide to the Company, within 30 calendar days after the Quarters ending 31 March, 30 June and 30 September of each year, and within 60 days after 31 December of each year, a report confirming that the Manager has complied in all material respects with its obligations under this Agreement or identifying any material non-compliance and the reasons for such non-compliance.

(c)

The Manager shall also provide, upon request by the Company, any additional information and a copy of any records or documents in relation to the Company’s portfolio of aircraft and other aviation assets that a reasonable Person in the position of the Company as owner of such portfolio would expect to have, to enable the Company to:

(1)	assess the performance of the Manager in providing the Services and carrying out its other functions and duties under this Agreement;
(2)	complete returns and reports to any Government Agency; and
(3)	otherwise comply with any law.

3.10      Insurance

The Manager shall obtain at its own expense appropriate insurance in relation to the Services to be provided and the other functions and duties of the Manager to be discharged under this Agreement. The Manager shall give the Company any information it may reasonably request concerning the currency and/or scope of such insurance. Notwithstanding the foregoing, this clause 3.10 does not require the Manager to insure for Directors’ & Officers’ insurance coverage or for coverage in respect of the business of the Company at the Manager’s own expense.

3.11      Relationship of this Agreement and other agreements

To the extent that BBAM is entitled to exercise any authority, enter into any transaction or take any action on the Company’s or any of its Subsidiaries’ behalf pursuant to any Servicing Agreement or Administrative Agency Agreement such Servicing Agreement or Administrative Agency Agreement shall govern such exercise of authority, transaction or action in the event of a conflict between this Agreement and such Servicing Agreement or Administrative Agency Agreement.

4          Obligations of the Company

The Company shall:

(a)	provide all information, access and support as is required to enable the Manager to provide the Services and discharge its other duties and functions under this Agreement; and
(b)	grant a power of attorney in favor of the Manager to allow it to perform the Services.

5          Fees

5.1      Manager fees

During the Term and in consideration for the Manager agreeing to act as Manager, the parties agree that the Company shall pay to the Manager the following fees:

(a)	Base Fee and Rent Fee
(1)

In respect of the aircraft in the Initial Portfolio and any other aircraft that the Company acquires that will be held by B&B Air Funding or any of its Subsidiaries or any other Subsidiary established by the Company for the purpose of entering into an aircraft securitization financing, the Company shall pay to the Manager:

(A)	a monthly Base Fee equal to $150,000 per Subsidiary established by the Company for the purpose of entering into an aircraft securitization financing, payable by the Company to the Manager in arrears on each Payment Date during the Term of this Agreement, which shall be increased by 0.01% of the Base Value of each additional aircraft acquired beyond the Initial Portfolio, in the case of B&B Air Funding, or beyond the initial portfolio of aircraft financed with the proceeds of the applicable aircraft securitization financing, in the case of any other Subsidiary established by the Company for the purpose of entering into an aircraft securitization financing (the amount of the Base Fee shall be subject to adjustment as set forth in clause 5.1(e)),

(B)

a Rent Payable Fee, payable by the Company to the Manager in arrears for each period commencing on the Trading Date (or, thereafter, the fourth Business Day prior to the most recent Calculation Date) and ending on the fourth Business Day prior to the next succeeding Calculation Date during the term of this Agreement (each such period, a Fee Period), such payment to be made no later than the Payment Date immediately following the end of each such Fee Period, and

(C)

a Rent Collected Fee, payable by the Company to the Manager in arrears for each Fee Period, such payment to be made no later than the Payment Date immediately following the end of each such Fee Period.

(2)

In respect of any aircraft that the Company acquires that will be held by B&B Air Acquisition or any of its Subsidiaries, the Company shall pay to the Manager in arrears for each Fee Period (such payment to be made no later than the Payment Date immediately following the end of each such Fee Period) a Rent Fee equal to 3.5% of the aggregate amount of the Rents actually paid by each lessee and, if any lessee fails to pay any Rents when due, amounts applied towards such payment during such Fee Period or portion of such Fee Period in which the relevant aircraft is held by B&B Air Acquisition or any of its Subsidiaries; provided that if any collateral security, including any security deposit, is applied to the payment of Rent, then, for purposes of calculating the Rent Fee, the amounts so applied shall not be included as Rent at the time of such application but shall be so included at such time as B&B Air Acquisition or any of its Subsidiaries shall receive substitute collateral security or a payment (whether in the form of Rent or otherwise) which restores, in whole or in part, such collateral security.

(b)	Incentive Fee
(1)	The Company shall pay to the Manager an Incentive Fee based on a notional amount determined in connection with the declaration and payment of any dividend on the Shares. The notional amount in respect of any Quarter shall be equal to the aggregate dividend paid by the Company on the Shares in respect of such Quarter plus an Incentive Fee payable to the Manager in respect of such Quarter as calculated in the following manner:

(A)	100% of the notional amount will be paid as a dividend on the Shares, without the payment of any Incentive Fee to the Manager, up to a dividend of $0.575 per Share;
(B)

90% of the incremental notional amount in excess of $0.575 per Share will be paid as a dividend on the Shares and 10% of the incremental notional amount will be paid to the Manager as an Incentive Fee until each Share receives a dividend of $0.650;

(C)

80% of the incremental notional amount in excess of $0.650 per Share will be paid as a dividend on the Shares and 20% of the incremental notional amount will be paid to the Manager as an Incentive Fee until each Share receives a dividend of $0.900; and

(D)

75% of the incremental notional amount in excess of $0.900 per Share will be paid as a dividend on the Shares and 25% of the incremental notional amount will be paid to the Manager as an Incentive Fee.

No Incentive Fee will be paid in respect of the period from the Trading Date until December 31, 2007. The thresholds in this clause 5.1(b)(1) will be adjusted upon stock splits and stock dividends. Schedule 2 sets forth an illustration of the allocation of the notional amount as a dividend on the Shares and as an Incentive Fee to the Manager.

(2)

The Manager may elect to receive Incentive Fee payments in the form of cash or ADSs or any combination thereof. If the Manager elects to receive an Incentive Fee payment (or any portion thereof) in the form of ADSs, the number of ADSs to be so delivered will be equal to:

(A)	the amount of the Incentive Fee (or applicable portion thereof to be paid in the form of ADSs), divided by
(B)

the average of the closing price (minus the per share amount of the dividend declared in the case of any Trading Day before the Ex-Dividend Date for the dividend) on the NYSE (or other principal U.S. national or regional securities exchange on which the ADSs are then traded) of one ADS for the 15 consecutive Trading Days following the announcement of the declaration of the applicable dividend (or if the ADSs are not listed on a U.S. national or regional securities exchange, the average market value (minus the per share amount of the dividend declared in the case of any Trading Day before the Ex-Dividend Date for the dividend) of one ADS over the 15 consecutive Trading Days following the announcement of the declaration of the applicable dividend as determined by a majority of the independent directors on the Board).

(3)

The parties acknowledge that any ADSs issued pursuant to clause 5.1(b)(2) will be restricted securities within the meaning of Rule 144 under the Securities Act, will bear restrictive legends and will be subject to transfer restrictions under the Securities Act. If the Manager elects to receive ADSs pursuant to clause 5.1(b)(2), it shall hold such ADSs for its own account for investment and without a view to the public distribution thereof.

(4)

The amount of any Incentive Fee shall be calculated concurrently with the declaration by the Board of any dividend on the Shares and will become due and payable (in cash and/or ADSs as elected by the Manager pursuant to clause 5.1(b)(2)) on the date of payment of such dividend.

(c)	Origination and Disposition Fees and Change of Control Fees
(1)

The Company shall pay to the Manager an Origination and Disposition Fee for each acquisition or sale of aircraft or other aviation assets equal to 1.5% of the Gross Acquisition Cost in respect of acquisitions or the aggregate Gross Proceeds in respect of dispositions.

(2)

The Company shall also pay the Manager a Change of Control Fee equal to 1.5% of the aggregate Gross Consideration received in respect of any change of control of the Company, including the acquisition of more than 50% of the Shares or ADSs or the acquisition of all or substantially all of the Company’s assets.

The amount of any Origination and Disposition Fee or Change of Control Fee in respect of any transaction shall become due and payable (i) if a purchase price or similar adjustment payment with respect to such transaction is to be made after the 90th day following consummation of such transaction, upon the consummation of such transaction (with any increase or reduction of the Origination and Disposition Fee or Change of Control Fee for such transaction as a result of a purchase price or similar adjustment payment becoming due and payable upon the payment of such purchase price or similar adjustment payment) or (ii) if a purchase price or similar adjustment payment with respect to such transaction is to be made within 90 days of consummation of such transaction, upon payment of such purchase price or similar adjustment payment.

It is understood that no Origination and Disposition Fee shall be payable by the Company to the Manager in respect of the acquisition of the Initial Portfolio.

(d)	Administrative Agency Fees

The Company shall pay to the Manager an Administrative Agency Fee initially equal to $750,000 per annum for each aircraft securitization financing established by the Company. Administrative Agency Fees shall be payable in arrears on [           ]. The amount of the Administrative Agency Fee payable for each aircraft securitization financing established by the Company shall be subject to adjustment as set forth in clause 5.1(e).

(e)	Adjusting the Base Fees and Administrative Agency Fees

The amount of the Base Fee payable under clause 5.1(a)(1)(A) and the amount of the Administrative Agency Fee payable for each aircraft securitization financing established by the Company under clause 5.1(d) shall be increased (but not decreased) annually by the percentage movement (if any) in the CPI index from June 30, 2007 to December 31, 2007, in the case of calendar year 2008, and January 1 to December 31 of the previous year in the case of each calendar year thereafter.

5.2      Break Fees

The Manager shall be entitled to one-third of the value of any break, termination or other similar fee received by the Company (with such value to be reduced by any third-party costs incurred by or on behalf of the Company or by the Manager on behalf of the Company in the transaction to which the fee relates) in connection with any investment or proposed investment to be made by the Company. Such portion of any break, termination or other similar fee received by the Company shall become due and payable to the Manager upon receipt of such fee by the Company.

5.3      Ancillary Management and Administrative Fees

The Company shall pay to the Manager such additional fees for any Ancillary Management and Administrative Services provided by the Manager to the Company from time to time as the Company and the Manager agree to before the Ancillary Management and Administrative Services are provided.

5.4      Credit for Servicing Fees Paid

Base fees, rent payable fees, rent collected fees, rent fees and administrative agency fees paid to BBAM under any Servicing Agreement or Administrative Agency Agreement shall be credited toward (and thereby reduce) the amount of Base Fees, Rent Payable Fees, Rent Collected Fees, Rent Fees and Administrative Agency Fees due and payable by the Company to the Manager pursuant to clauses 5.1(a) and 5.1(d). Sales fees paid to BBAM under any Servicing Agreement shall be credited toward (and thereby reduce) the amount of Origination and Disposition Fees due and payable by the Company to the Manager pursuant to clause 5.1(c).

5.5      Fees independent

Except as set forth in clause 5.4, each fee referred to in a provision of this clause 5 is independent from, and not creditable, rebateable or deductible against, any other fee referred to in this clause 5.

5.6      Other services performed by B&B Affiliates

The Company acknowledges that B&B Affiliates may from time to time perform financial advisory, investment banking or other services for the Company and its Subsidiaries which are outside the scope of this Agreement and for which such B&B Affiliates will be separately remunerated in accordance with terms to be agreed between the Company and any such B&B Affiliate.

6         Costs and expenses

6.1       Company liable for certain costs and expenses

(a)	Subject to clause 6.1(b), the Company shall, each Quarter in arrears, pay or reimburse the Manager for:
(1)	all costs of the Company paid for the Company by the Manager other than those listed in Part 1 of Schedule 1 (but including the costs listed in Part 2 of Schedule 1);
(2)	the proportion of the Management Expense Amount that applies to that Quarter;
(3)	the amount of all Taxes, costs, charges and expenses properly incurred by the Manager in connection with
(A)	the provision of Ancillary Management and Administrative Services; and
(B)

the engagement of professional advisors, attorneys, appraisers, specialist consultants and other experts as requested by the Company from time to time or which the Manager considers reasonably necessary in providing the Services and discharging its duties and other functions under this Agreement, including the fees and expenses of professional advisors relating to the purchase and sale of aircraft and other aviation assets.

(b)	The Manager shall, upon request of the Company, provide a copy of any invoices or assessments for any Taxes, costs, charges and expenses to be paid by the Company under clause 6.1(a).
(c)

The Company acknowledges that prior to the date hereof B&B Affiliates have incurred expenses and cost on behalf of the Company. The Company agrees that upon the consummation of the Company’s initial public offering it shall pay or reimburse the Manager (or pay or reimburse B&B Affiliates as directed by the Manager) for such expenses and costs.

6.2      Regulatory expenses

The Company shall bear any costs associated with the provision of information and other assistance it or the Manager is required to provide to any Government Agency, including without limitation any costs associated with the preparation and filing of financial statements, reports and other information with the SEC.

6.3      Adjusting the Management Expense Amount

(a)

Without limiting clauses 6.3(b) and 6.3(c), no later than 90 days before the start of any calendar year, the Manager may notify the Company that it wishes to amend the list of activities and items that are Management Expenses (Adjusted Schedule 1) or increase the Management Expense Amount to reflect the actual amount estimated to be expended during such calendar year by the Manager on Management Expenses (Adjusted Amount), having regard to the then-actual business of the Company and the growth of the Company projected over the relevant calendar year. The Manager shall provide a reasonably detailed explanation of the basis for the Adjusted Schedule 1 and the Adjusted Amount to the Company when it notifies the Company that it intends to exercise its rights under this clause 6.3(a). Subject to the approval of, and any terms imposed by, the independent directors on the Board, the Adjusted Schedule 1 and the Adjusted Amount for a calendar year pursuant to this clause 6.3(a) shall take effect from January 1 of the relevant calendar year.

(b)

The Management Expense Amount for the period commencing with the Trading Date and ending on December 31, 2007 shall be an aggregate of $6.0 million annually, prorated for the number of days in the period.

(c)

The Management Expense Amount for calendar year 2008 and each calendar year thereafter, shall be an aggregate of $6.0 million increased (but not decreased) by the percentage movement (if any) in the CPI index from June 30, 2007 to December 31, 2007, in the case of calendar year 2008, and January 1 to December 31 of the previous year in the case of each calendar year thereafter.

(d)

If an Adjusted Amount is to be used for the Management Expense Amount in respect of a calendar year in accordance with clause 6.3(a), the provisions of clause 6.3(c) will continue to apply except that, for the purposes of applying clause 6.3(c) “$6.0 million” will be replaced by the Adjusted Amount as so determined.

7         Management and Board of Directors

7.1       Core Management Team

(a)	During the Term, the Manager’s Core Management Team shall comprise individuals performing the following functions:
(1)	chief executive officer;

(2)	chief financial officer; and
(3)

that level of dedicated or shared support personnel, such as corporate counsel, company secretary, financial controller and other accounting staff and risk and compliance personnel, as the Manager reasonably determines is necessary to provide the Management and Administrative Services as of the date of this Agreement.

7.2      Chief executive officer and chief financial officer

(a)

The Manager shall recommend candidates to serve as chief executive officer and chief financial officer of the Company. Upon appointment of any such candidates to such roles by the Board, such individuals shall become officers of the Company but shall also remain employees of the Manager (or an Affiliate of the Manager) and shall be remunerated by the Manager (or such Affiliate).

(b)

The Manager and the Company acknowledge and agree that the Board may terminate the Company’s chief executive officer or chief financial officer without the Manager’s consent. If there is a vacancy in the position of chief executive officer or chief financial officer for any reason, the Manager will recommend a candidate to serve as replacement chief executive officer or chief financial officer. If the Board does not appoint the initial candidate proposed by the Manager to fill any such vacancy, then the Manager shall recommend one or more further candidates until the Board appoints a candidate recommended by the Manager to fill such vacancy.

7.3      Manager’s board appointees

(a)

For so long as Babcock & Brown or any B&B Affiliate holds any Manager Shares, the Manager shall have the right to appoint the whole number of directors on the Board that is nearest to but not more than 3/7ths of the number of directors on the Board at the time. The Manager’s appointees on the Board shall not be required to stand for election by the Company’s shareholders other than by the Manager.

(b)

The Manager’s appointees on the Board shall not receive any compensation from the Company (other than out-of-pocket expenses) and shall not have any special voting rights. The appointees of the Manager shall not participate in discussions regarding, or vote on, any related-party transaction in which any B&B Affiliate shall have an interest. The independent directors on the Board shall be responsible for approving any such related-party transactions.

8         Servicing and Competitors

8.1       BBAM as exclusive servicer

(a)	For so long as the Manager’s appointment is not terminated pursuant to clause 10.2(a), the Company shall engage BBAM as the exclusive servicer for any additional aircraft or other aviation assets that the Company or any of its Subsidiaries acquires in the future

(1)

in the case of aircraft, on rates and terms substantially similar to (and no less advantageous to BBAM than) those set forth in the Servicing Agreement in respect of the Initial Portfolio or on such other rates and terms as the Company and BBAM may agree in the case of aircraft; and

(2)	in the case of aviation assets other than aircraft, on rates and terms reasonably within the range of market rates and terms received by third parties for like services.

8.2      Competitors

(a)	The Company shall not, and shall not permit any of its Subsidiaries to,
(1)

transfer any interest in B&B Air Funding, B&B Air Acquisition, or any of their Subsidiaries, or any other of the Company’s Subsidiaries receiving services from BBAM pursuant to a Servicing Agreement, to any Person that is a Competitor or that does not agree in a manner reasonably acceptable to BBAM to be bound by the provisions of the Servicing Agreement applicable thereto; or

(2)

take any action, including the voting of shares, or fail to take any action, so as to cause or permit an officer, director or employee of a Competitor to be an officer, director or employee of the Company or any of its Subsidiaries.

(b)

Without limiting any other right or remedy of the Manager for breach of the foregoing provisions of this clause 8.2 or of any other provision hereof, the Company agrees that the Manager cannot be adequately compensated by damages for a breach of the provisions of this clause 8.2 and that the Manager shall be entitled to a court order of specific performance requiring the Company to comply with each and every provision in this clause 8.2 and/or an injunction prohibiting the Company from violating any provision of this clause 8.2, as the case may be, in addition to any and all other remedies, at law or in equity, to which the Manager may be entitled in connection with a breach of any provision of this clause 8.2.

9          Warranties, limitation of liability and indemnity

9.1      Mutual warranties

Each party represents and warrants to the other parties that it has the power and authority to enter into and perform this Agreement.

9.2      Warranties of Manager

The Manager represents and warrants to the Company that:

(a)	it has and will at all times during the term of this Agreement have the skill, facilities, capacity and staff necessary to perform its duties and obligations under this Agreement; and
(b)

it will, at all times during the term of this Agreement, hold such licences, permits and authorizations as are necessary for it to perform the Services and its other duties and functions under this Agreement, or will delegate to an appropriate B&B Affiliate the Services and other duties and functions under this Agreement which require the holding of licences, permits and authorizations it does not itself hold.

9.3      Inaccurate warranties

If a warranty given by a party to this Agreement ceases to be accurate, that party must immediately advise the other party in writing.

9.4      Exclusion of warranties

To the fullest extent permitted by applicable law, except as expressly provided to the contrary in this Agreement, all terms, conditions, warranties, undertakings, inducements or representations whether expressed, implied, statutory or otherwise relating in any way to this Agreement or the Services are excluded.

Where any law, rule or regulation implies in this Agreement any term, condition or warranty, and that law, rule or regulation avoids or prohibits provisions in a contract excluding or modifying the application of, or exercise of, or liability under such term, condition or warranty, such term, condition or warranty shall be deemed to be included in this Agreement, however the liability of the Manager for any breach of such a term, condition or warranty shall be limited, at the option of the Manager, to any one or more of the following:

(a)	the supplying of the services again; or
(b)	the payment of the cost of having the services supplied again.

9.5      Manager may rely

Without limiting clause 3.7, the Manager may take and may act upon:

(a)

the opinion or advice of counsel or solicitors, whether or not instructed by the Manager, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;

(b)

advice, opinions, statements or information from bankers, accountants, auditors, appraisers, valuers and other persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted;

(c)	a document which the Manager believes in good faith to be the original or a copy of an appointment by a shareholder or the holder of an option in respect of a Share of a person to act as their agent for any purpose connected with the Company; and

(d)	any other document provided to the Manager in connection with the Company upon which it is reasonable for the Manager to rely,

and the Manager will not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

9.6      Acknowledgement

The Company acknowledges that:

(a)	neither the Manager nor any Affiliate of the Manager guarantees the performance of the Company’s business or its assets nor makes any representation regarding any of these matters; and
(b)

the Manager may assume that all documents which it receives in connection with the Company’s business and assets are complete, accurate and correct and that all signatures, seals, and markings on all such documents are authentic and duly authorized.

9.7      Indemnity and limitation of liability

(a)

The Company assumes liability for, and indemnifies the Manager, all B&B Affiliates and any Person to whom the Manager delegates its obligations in compliance with this Agreement, and their respective members, shareholders, managers, directors, officers, employees and agents (collectively, Indemnified Persons), on an after-tax basis against any losses and liabilities (collectively, Losses) that arise out of or in connection with the doing or failing to do anything in connection with this Agreement or on account of any bona fide investment decision made by the Indemnified Person, except insofar as any such Loss is finally adjudicated to have been caused directly by the Indemnified Person from gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the Standard of Care under this Agreement.

(b)

The Manager and each other Indemnified Person shall not be liable to the Company or any of its Subsidiaries for any Losses suffered or incurred by the Company or any of its Subsidiaries arising out of or in connection with the Indemnified Person doing or failing to do anything in connection with this Agreement or on account of any bona fide investment decision made by the Indemnified Person, except insofar as any such Loss is finally adjudicated to have been caused directly by the gross negligence, fraud or dishonesty of, or willful misconduct in respect of the obligation to apply the Standard of Care under this Agreement by the Indemnified Person.

(c)

The Company agrees to indemnify and hold harmless on an after-tax basis the Indemnified Persons and each Person, if any, who controls any Indemnified Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the Registration

Indemnified Parties) from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with (i) the information set forth in the IPO Registration Statement under the headings “[to come]” (the B&B Information), and (ii) information relating to any underwriter furnished in writing to the Company by or on behalf of such underwriter expressly for use in the Registration Statement or Prospectus.

(d)

Each Registration Indemnified Party agrees, severally and not jointly, to indemnify and hold harmless on an after-tax basis the Company and its Subsidiaries and any of their respective directors or officers who sign any Registration Statement, and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Registration Indemnified Party, but only with respect to the B&B Information. For purposes of this clause 9.7(d), any information relating to any underwriter that is contained in a Registration Statement or Prospectus shall not be deemed to be information relating to a Registration Indemnified Party.

(e)	Contribution
(1)

If the indemnification provided for in this clause 9.7 is unavailable to, or insufficient to hold harmless on an after-tax basis, any indemnified party under this clause 9.7 in respect of any Losses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(2)

The parties hereto agree that it would not be just and equitable if contribution pursuant to this clause 9.7(e) were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (1) above. The amount paid or payable by an indemnified party as a result of the Losses referred to in paragraph (1) above, shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any action. Notwithstanding the provisions of this clause 9.7(e), a Registration Indemnified Party shall not be required to contribute any amount in excess of the amount by which the proceeds to such Registration Indemnified Party exceeds the amount of any damages which such Registration Indemnified Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation

(f)	The obligations contained in this clause 9.7 shall continue after the termination of this Agreement.
(g)

The provisions of this clause 9.7 are held by the Manager for its own benefit and for the benefit of the other Indemnified Persons and may be enforced by the Manager on behalf of, and for the benefit of, the Indemnified Persons.

10        Term and termination

10.1      Term

This Agreement commences on the Trading Date and continues until the date that is 25 years after the Trading Date, unless terminated earlier in accordance with clause 10.2.

10.2      Termination

(a)	By the Company

The Company may terminate this Agreement immediately upon written notice if but only if:

(1)

at least 75% of the independent directors on the Board and holders of 75% or more of all of the outstanding Shares (measured by vote) determine by resolution that there has been unsatisfactory performance by the Manager that is materially detrimental to the Company;

(2)

the Manager materially breaches this Agreement and fails to remedy such breach within 90 days of receiving written notice from the Company requiring it to do so, or such breach results in liability to the Company and is attributable to the Manager’s gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the Standard of Care under this Agreement;

(3)

any license, permit or authorization held by the Manager which is necessary for it to perform the services and duties under this Agreement is materially breached, suspended or revoked, or otherwise made subject to conditions which, in the reasonable opinion of the Board, would prevent the Manager from performing the Services and the situation is not remedied within 90 days;

(4)	Babcock & Brown ceases to hold (directly or indirectly) more than 50% of the voting equity of, and economic interest in, the Manager;
(5)

an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Manager or of a substantial part of the property or assets of the Manager, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or non-U.S. bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 75 days or an order or decree approving or ordering any of the foregoing shall be entered or the Manager shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 75 days, unless in the case of the commencement of any such proceeding or the filing of any such petition the Manager is withdrawn and replaced by the Manager within 90 days of the commencement of such proceeding or the date of such filing with a B&B Affiliate that is able to give correctly the warranties set out in clause 9.2 of this Agreement (Similarly Constituted Entity); or

(6)	the Manager shall:
(A)

voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or non-U.S. bankruptcy, insolvency, receivership or similar law;

(B)	consent to the institution of, or fail to contest the filing of, any petition described in clause (5) above;
(C)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or
(D)	make a general assignment for the benefit of its creditors, unless the Manager is withdrawn and replaced within 15 days by the Manager with a Similarly Constituted Entity; or

(7)	an order is made for the winding up of the Manager, unless the Manager is withdrawn and replaced within 15 days by the Manager with a Similarly Constituted Entity.
(b)	By the Manager

The Manager may terminate this Agreement immediately upon written notice if:

(1)	the Company’s ADSs cease to be listed for trading on the NYSE;
(2)	the Company fails to make any payment due under this Agreement to the Manager within 15 days after the same becomes due;
(3)	the Company otherwise materially breaches this Agreement and fails to remedy the breach within 90 days of receiving written notice from the Manager requiring it to do so;
(4)

an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect to the Company or any Significant Subsidiary of the Company or of a substantial part of the property or assets of any of such Persons, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or non-U.S. bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 75 days or an order or decree approving or ordering any of the foregoing shall be entered or any such Persons within the Company Group shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of it assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 75 days; or

(5)	the Company or any significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X under the Securities Act) of the Company shall:
(A)

voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or non-U.S. bankruptcy, insolvency, receivership or similar law;

(B)	consent to the institution of, or fail to contest the filing of, any petition described in clause (4) above;
(C)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(D)	make a general assignment for the benefit of its creditors; or
(6)	an order is made for the winding up of the Company; or
(7)	any Person or group (as such term is defined under the Exchange Act and the rules promulgated thereunder) acquires more than 15% of any class of the Company’s voting securities.

10.3	Effect of termination
(a)

If this Agreement is terminated under clauses 10.1 or 10.2, this Agreement and the parties’ obligations under it shall cease, other than the obligations under this clause 10 and clauses 9, 11, 13 (other than 13.3 and 13.4), 15 and 16.

(b)	The termination of this Agreement does not prejudice any:
(1)	transaction properly entered into prior to termination;
(2)

claim by the Manager in respect of accrued Base Fees, Rent Payable Fees, Rent Collected Fees, Rent Fees, Incentive Fees, Origination and Disposition Fees, Change of Control Fees and Administrative Agency Fees in respect of the period to termination and the Company shall pay to the Manager any such accrued Base Fees, Rent Payable Fees, Rent Collected Fees, Rent Fees, Incentive Fees, Origination and Disposition Fees, Change of Control Fees or Administrative Agency Fees (it being agreed that (i) if a dividend is declared and paid on the Shares with respect to the Quarter during which this Agreement is terminated, the Manager shall be entitled to the full amount of any Incentive Fee payable in connection with such dividend pursuant to clause 5.1(b) and (ii) the amount of the Base Fees, Rent Payable Fees, Rent Collected Fees and Rent Fees payable to the Manager with respect to the Fee Period during which this Agreement is terminated shall be calculated to the end of such Fee Period);

(3)

claim by the Manager in respect of accrued costs and expenses incurred in respect of the period to termination and the Company must pay or reimburse the Manager for any such accrued costs and expenses in accordance with clause 6; or

(4)	any accrued rights of a party to take action in respect of a breach of this Agreement occurring prior to such termination.
(c)

If this Agreement is terminated, the Company must promptly change its name, and procure that its Subsidiaries and Affiliates promptly change their names, so that they do not include the words “Babcock & Brown”, “Babcock” or “Brown”.

11	Confidentiality

11.1	Confidential Information
(a)

Subject to clauses 11.2, the parties must not, and must ensure that their respective officers, employees and agents do not, without the prior written consent of a party, disclose any Confidential Information of that party.

(b)

In addition, to the extent that any officer, director, employee, agent, advisor or consultant of the Company or any of its Subsidiaries is involved in any other business activities that are competitive with BBAM or any B&B Affiliate, the Company shall screen such person from receipt of competitively sensitive information. Without limiting the foregoing, the Company shall, and shall cause each of its Subsidiaries to, ensure that no competitively sensitive information is provided to a Competitor, even a Competitor that is a shareholder of the Company.

11.2	Permitted disclosures
(a)	The parties may make disclosures:
(1)	to B&B Affiliates but only on a strictly confidential basis; and
(2)

to those of their or any B&B Affiliate’s employees, officers, professional or financial advisers and bankers as the party reasonably thinks necessary to give effect to this Agreement but only on a strictly confidential basis.

(b)	The obligations of this clause do not apply to any information which a party can reasonably demonstrate:
(1)	is in the public domain through no fault of its own;
(2)	is already known to that party (as evidenced by its written records) at the date of disclosure and was not acquired directly or indirectly from the other party; or
(3)

is required to be disclosed by law or the listing rules of an applicable stock exchange, provided where practical, the form and terms of the relevant disclosure have been notified to the other party and the other party has had a reasonable opportunity to comment on the form and terms.

(c)

Notwithstanding any provision of this Agreement to the contrary, the legal obligations of confidentiality hereunder do not extend to the U.S. federal or state tax structure or the U.S. federal or state tax treatment of any transaction pursuant to this Agreement. If any U.S. federal or state tax analyses or materials are provided to any party, such party is free to disclose any such analyses or materials without limitation.

12	Notices

12.1	Requirements

All notices must be:

(a)	in legible writing;
(b)	addressed to the recipient at the address or facsimile number set out below or to any other address or facsimile number that a party may notify to the other:

to the Company:

Address:	West Pier, Dun Laoghaire, County Dublin, Ireland
Attention:	Chief Executive Officer
Facsimile no:	+353-1-______________

with a copy to Weil, Gotshal & Manges LLP:

Address:	767 Fifth Avenue, New York, NY 10001
Attention:	Boris Dolgonos
Facsimile no:	+1-212-310-8007

to the Manager:

Address:	West Pier, Dun Laoghaire, County Dublin, Ireland
Attention:	Chief Executive Officer
Facsimile no:	+353-1-______________

with a copy to Weil, Gotshal & Manges LLP:

Address:	767 Fifth Avenue, New York, NY 10001
Attention:	Boris Dolgonos
Facsimile no:	+1-212-310-8007
(c)	signed by the party; and
(d)	sent to the recipient by hand, prepaid post or facsimile.

12.2	Receipt

Without limiting any other means by which a party may be able to prove that a notice has been received by the other parties, a notice will be considered to have been received:

(a)	if sent by hand, when left at the address of the recipient;
(b)	if sent by pre-paid post, 2 days (if posted within Ireland to an address in Ireland) or 7 days (if posted from one country to another) after the date of posting; or

(c)

if sent by facsimile, on receipt by the sender of an acknowledgment or transmission report generated by the sender’s machine indicating that the whole facsimile was sent to the recipient’s facsimile number;

but if a notice is served by hand, or is received by the recipient’s facsimile, on a day that is not a Business Day, or after 5:00 pm (recipient’s local time) on a Business Day, the notice will be considered to have been received by the recipient at 9:00 am on the next Business Day.

13	Independent contractor, conflicts of interest and restriction

13.1	Independent contractor

The relationship between the Company and the Manager is in the nature of an independent contractor relationship only and the parties do not intend to create, and this Agreement does not constitute, a partnership, trust or other arrangement and this Agreement must not be construed as creating anything other than an independent contractor relationship. The Company acknowledges that the Manager has been appointed by the Company solely in its capacity as Manager and not in any other capacity including as an advisor or a fiduciary.

13.2	Conflicts of interest

Nothing in this Agreement restricts the Manager (or any of Affiliate of the Manager) from:

(a)	dealing or conducting business with the Company, any of the Company’s Subsidiaries, the Manager, any B&B Affiliate or any shareholder of the Company;
(b)	being interested in any contract or transaction with the Company, any of the Company’s Subsidiaries, any B&B Affiliate or any shareholder of the Company;
(c)	acting in the same or similar capacity in relation to any other corporation or enterprise; or
(d)	holding or dealing in the Company’s or its Subsidiaries’ equity or other securities or interests therein; or
(e)	co-investing with the Company or any of its Subsidiaries.

13.3	Acting in interests of shareholders

Without limiting clauses 13.1 or 13.2, in performing the Services under this Agreement, the Manager shall act in the best interest of the Company’s shareholders. If there is a conflict between the Company’s shareholders’ interests and the Manager’s interests, the Manager shall give priority to the Company’s shareholders’ interests.

13.4	Manager not accountable

The Manager or any Affiliate of the Manager may be or become interested in any business promoted by the Company or in which the Company may be interested as a shareholder or otherwise and is not accountable to the Company for any remuneration, commission or other benefits received from its interest in that business as long as the Manager discloses the nature of its interest to the Company.

13.5	Contracts valid

No contract or transaction referred to in clause 13.2 which the Manager or any Affiliate of the Manager is interested in any way, whether directly or indirectly, will be avoided and the Manager and any Affiliate of the Manager is not liable, by reason of the Manager’s appointment as Manager under this Agreement, to account to the Company or any other person for any profit or benefits arising from such contracts or transactions and it may retain such profits or benefits. Any fees paid or payable in relation to such contracts or transactions are to be retained by the person to whom those fees are paid or payable.

14	Independent advice

For the avoidance of doubt, nothing in this Agreement limits the right of the members of the Board to seek independent professional advice (including legal, accounting and financial advice) at the expense of the Company on any matter connected with the discharge of their responsibilities, in accordance with the procedures and subject to the conditions set out in the Company’s corporate governance principles from time to time.

15	Legal actions

15.1	Third-party claims

(a)

The Manager will notify the Company promptly of any claim made by any third-party against the Company or any of its Subsidiaries of which it is aware or has notice and will send to the Company any notice, claim, summons or writ served on the Manager concerning the Company or its Subsidiaries.

(b)

The Manager will not without the express written consent of the Board purport to accept or admit any claims or liabilities of which it receives notification pursuant to clause 15.1(a) on behalf of the Company or make any settlement or compromise with any third-party in respect of the Company.

15.2	Litigation

If legal action is initiated against the Manager by any third-party in respect of any matter connected with this Agreement and in respect of which the Manager has the benefit of an indemnity from the Company under this Agreement, the Company shall be entitled at its election to take over from the Manager the conduct and the defence of any such action and to prosecute any claim for indemnity or damages or other entitlement against any third-party in the name of the Manager.

16	General provisions

16.1	Entire agreement

This Agreement is the entire agreement of the parties about the subject matter of this Agreement and supersedes all other representations, negotiations, arrangements, understandings, agreements and/or other communications. No party has entered into this Agreement relying on any representations made by or on behalf of the any other party, other than those expressly made in this Agreement.

16.2	Assignment

A party must not assign, create an interest in, or deal in any other way with any of its rights under this Agreement without the prior written consent of the other parties.

16.3	Indemnities
(a)	The indemnities in this Agreement are:
(1)	continuing obligations of the parties, separate and independent from their other obligations and survive the termination of this Agreement; and
(2)	absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the party giving the indemnity.
(b)	It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

16.4	Invalid or unenforceable provisions

If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and
(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

16.5	Waiver and exercise of rights
(a)

A waiver by a party of a provision of, or of a right under, this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an authorized representative of the party granting the waiver.

(b)	A waiver is effective only in the specific instance and for the specific purpose for which it is given.
(c)	A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

16.6	Amendment

This Agreement may be amended only by a document signed by all parties.

16.7	Counterparts

This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

16.8	Rights cumulative

The rights, remedies and powers of the parties under this Agreement are cumulative and do not exclude any other rights, remedies or powers.

16.9	Successors and assigns

This Agreement is binding on, and has effect for the benefit of, the parties and their respective successors and permitted assigns.

16.10	Governing law

This Agreement is governed by the laws of the State of New York.

16.11	Jurisdiction

Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of the State of New York; and
(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Schedule 1 – Expenses

Part 1

The expenses that are covered by the Management Expense Amount and which are therefore not separately recoverable by the Manager from the Company under clause 6.1(a) are:

Employee Remuneration

Base salaries, all “on costs”, superannuation and bonuses for members of the Core Management Team including any payments or benefits “packaged” for a member of the Core Management Team.

Direct expenses of the Manager’s own in-house resources including legal, accounting, internal audit, treasury, investor relations, risk and compliance, company secretarial and internal taxation support.

The following expenses in relation to the Core Management Team:

•	Car parking
•	Recruitment expenses
•	Relocation expenses
•	Work cover insurance
•	Staff training and seminars
•	Conference attendance

The Manager’s Corporate Overheads

The Manager’s corporate overheads on a pro rata basis having regard to the number of employees of Babcock & Brown, the number of those employees providing Services to the Company and the proportion of time spent by those employees providing such Services (e.g., 4 employees spending half their time providing Services are treated as 2 employees providing full time Services), including:

•	Office rental
•	Telephone, fax & internet rental, connections and associated hardware
•

Travel costs of the Core Management Team (including flights, accommodation, taxis, entertainment and meals while traveling) in relation to the provision of the Services under this Agreement (other than travel related to sourcing, negotiating and conducting transactions on behalf of the Company and attending any meeting of the Board or Company)

•	Printing
•	Postage and stationery
•	Temporary staff
•	Computer hardware and software and all IT maintenance and support (excluding website development and maintenance)

•	Couriers
•	Gifts and donations
•	Subscriptions to any organisation, industry body, publication or equivalent
•	Sundry expenses (including a portion of the Manager’s costs for office maintenance and utilities)

Part 2

Expenses associated with the Company that are not covered by the Management Expense Amount and which are therefore recoverable by the Manager from the Company under clause 6.1(a) if paid by the Manager include but shall not be limited to:

•	Directors’ fees for the directors on the Company’s and its Subsidiaries’ boards of directors
•	Directors’ and officers’ insurance for the Company’s and its Subsidiaries’ directors and officers
•	Travel expenses of the directors (including flights, accommodation, taxis, entertainment and meals while travelling) to attend any meeting of the Board or Company
•	Registration fees and listing fees in connection with listing the Shares on the NYSE and registering the Shares under the Securities Act
•

Fees and offering and other expenses relating to the Company’s initial public offering, the securitization of the Initial Portfolio, the Company’s credit facility and any other equity or debt financings the Company enters into in the future

•	Fees and expenses of the depositary for the Company’s ADSs
•	Costs and expenses related to insuring the Company’s aircraft and other aviation assets, including all fees and expenses of insurance advisors and brokers
•	Costs incurred in connection with organizing and hosting the Company’s annual meetings or other general meetings of the Company
•

Costs of production and distribution of any of the Company’s securityholder communications, including notices of meetings, annual and other reports, press releases, and any prospectus, disclosure statement, offering memorandum or other form of offering document

•	Website development and maintenance
•

Travel expenses of the Core Management Team and other personnel of any B&B Affiliate (including flights, accommodation, taxis, entertainment and meals while traveling) related to sourcing, negotiating and conducting transactions on behalf of the Company and attending any meeting of the Board or Company

•	External legal counsel
•	Fees of third-party consultants, accounting firms and other professionals
•	External auditor’s fees
•	Internal auditor’s fees

Schedule 2 – Illustration of Notional Amount Allocation

The table below illustrates the allocation of the Company’s aggregate quarterly notional amount as a dividend on the Shares and as an Incentive Fee payable to the Manager.

Quarterly Dividend Per Share	Portion of Notional Amount Paid as Dividend on Shares	Portion of Notional Amount Paid as Incentive Fee to Manager
Up to $0.575	100.00%	0.00%
$0.650	98.73%	1.27%
$0.800	94.58%	5.42%
$0.900	91.91%	8.09%
$1.000	89.89%	10.11%

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.

BABCOCK & BROWN AIR LIMITED

by:

Name

BABCOCK & BROWN AIR MANAGEMENT CO. LIMITED

by:

Name